Exhibit 5.1

One Liberty Properties, Inc.

60 Cutter Mill Road, Suite 303

Great Neck, NY 11021

June 14, 2019

One Liberty Properties, Inc.

60 Cutter Mill Road

Great Neck, NY 11021

Ladies and Gentlemen:

I am Counsel to One Liberty Properties, Inc. (the “Company”). In such capacity, I have supervised the preparation and filing of a Registration Statement by the Company on Form S-3 (the “Registration Statement”) for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 750,000 shares (the “Shares”) of common stock, par value $1.00 per share (“Common Stock”) to be issued from time-to-time pursuant to the Company’s Dividend Reinvestment Plan (the “Plan”).

In my capacity as counsel, I am familiar with the Articles of Amendment and Restatement, as amended (the “Charter”), and the By-Laws, as amended, of the Company and with the corporate proceedings taken by the Company in connection with the preparation and filing of the Registration Statement and in connection with the issuance and sale of the shares of Common Stock to which the Registration Statement relates.

Based upon the foregoing, I am of the opinion that the Shares to be sold by the Company as described in the Registration Statement have been duly authorized and when issued and sold as described in the Registration Statement, will be (assuming that upon issuance, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter) legally issued, fully paid and non-assessable.

The foregoing opinion is limited to the Maryland General Corporation Law and I do not express any opinion herein concerning any other law. I also express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. I assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if I become aware of any fact that might change the opinion expressed herein after the date hereof.

I know that I am referred to under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement, and I hereby consent to such use of my name in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am in within the category of persons whose consent is required by Section 7 of the Securities Act, or the rules or regulations promulgated thereunder. I further note that as of the date hereof, I beneficially own 17,100 shares of Common Stock.

Very truly yours,

/s/ S. Asher Gaffney
S. Asher Gaffney
Counsel